Advaxis, Inc
212 Carnegie Center
Princeton, NJ 08540

Mr. J. Todd Derbin 3051 Lawrenceville rd Lawrencville, NJ 08648	October 31, 2005

Dear Todd:

Re: Termination of Employment Agreement

It is hereby agreed that your restated employment agreement dated December 20, 2005 (“Agreement”) and your employment with Advaxis shall terminate, effective December 31, 2005. The following terms and conditions shall apply:

1.
Base compensation: Your base compensation shall continue to be paid until December 31, 2005 such that your gross annual salary for 2005 shall be $225,000. Thereafter, no further compensation will be paid or due. Your bonus for year 2005 shall be determined on or prior to January 31, 2006 by the board of directors as per the Agreement and shall be paid in common shares, on or prior to February 28, 2006. Such shares shall have piggyback registration rights (i.e., you shall have the right to offer any or all of such shares for sale pursuant to any registration statement filed by Advaxis with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 and Advaxis will give you notice of its intent to file any such registration statement with the SEC no less than ten business days prior to the date of such filing).

2.
Consulting Fee. You shall receive a consulting fee of $6,250 per month for a period of 6 (six) months commencing January 1, 2006 and ending June 30, 2006. In addition, the Company shall reimburse your health insurance expense up to $714.19 per month until the earliest of June 30, 2006 or such time when you will obtain health insurance from a new employer.

3.	Resignation. Your resignation as President and Chief Executive Officer and from all employee and executive positions in the Company shall become effective December 31, 2005.

4.
Board member and Chairman: You shall continue to be a director and assume the position of a non executive Chairman of the Company until such time as you shall resign or be removed by a vote of a majority of the directors, or until the next shareholder meeting provided that you shall not be removed from this position by a vote of the directors prior to September 30, 2006. You shall receive no compensation as director or chairman.

5.
Options: No vesting of options shall occur after 12.31.2005. Upon your resignation you shall have the following vested options: (a) under the approved 2004 option plan, you shall have 928,441 options exercisable at $0.1952 per share. These options shall be subject to the terms of the 2004 option plan; (b) under the 2005 option plan, you shall have 427,796 options exercisable at $0.287 per share. The parties acknowledge that these options are subject to the 2005 option plan being approved and ratified by the shareholders of the Company; (c) The options under this section 5 shall be exercisable at any time on or prior to December 31, 2006. Advaxis hereby represents to you that the issuance to you by Advaxis of each of the options referred to in this section 5 and the shares of common stock referred to in section 1 has been approved by the board of directors of Advaxis or a committee of the board of directors that is composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3(b)(3)(i) promulgated by the SEC under the Securites Exchange Act of 1934, as amended).

6.
Non-Competition and Non-Solicitation: You shall not for two years from the date of this letter for any reason: (a) directly or indirectly compete with the Company, or advise or become a partner, consultant, agent, director, advisor or a 1% shareholder in a business that is substantially similar to or competitive with the business or planned business of the Company, or (b) solicit any clients or customers of the Company for any business that is substantially similar to or competitive with the business or planned business of the Company. You acknowledge and agree that the geographic, length of term, and types of activity restrictions contained in this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company.

7.	Confidentiality: The parties acknowledge the existing confidentiality agreement executed and dated as of January 6, 2005. Such agreement shall remain in full force and effect.

8.
Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

9.
Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by you.

10.
Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions. Any dispute arising from this Agreement shall be submitted to an arbitration conducted by a single arbitrator in Princeton, New Jersey.

11.
Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). Without derogating from the generality of the foregoing sentence, it is agreed and understood that the employment agreements dated December 15, 2004 and October 24, 2002 are terminated.

If these terms are agreeable to you, sign and date the letter in the appropriate space at the bottom and return it us.

Sincerely,
/s/ Roni Appel
______________
Name: Roni Appel
Title: CFO

I understand and accept the terms and conditions of this agreement.

/s/ Todd Derbin
______________
J Todd Derbin